UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PEPCO HOLDINGS, INC.

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On August 19, 2014, the following frequently asked questions were posted on the websites of each of Pepco Holdings, Inc. and Exelon Corporation.

Maryland Regulatory Filing FAQs

Q1:	What are Exelon and Pepco Holdings proposing?

A1:	Exelon Corporation and Pepco Holdings Inc. (PHI) have filed an application for approval of their proposed merger with the Maryland Public Service Commission. Upon closing of the transaction, Exelon’s three electric and gas utilities – BGE, ComEd and PECO – will join PHI’s three electric and gas utilities – Atlantic City Electric, Delmarva Power and Pepco – to create the leading mid-Atlantic electric and gas utility.

Q2:	How will this benefit customers?

A2:	This transaction will benefit customers in many ways. Joining Exelon will enable Pepco and Delmarva Power to further build on their strong track record of improving system reliability, customer service and outage restoration capabilities. As part of the Exelon family of utilities, Pepco and Delmarva Power will share best practices and drive for even greater levels of customer service and reliability. This combination will also enable further opportunities for efficiencies and cost management. Plus, joining a family of utilities with distinguished emergency response capabilities will benefit Pepco and Delmarva Power and their customers during major storms, while helping to reduce costs.

Upon closing of the merger, Exelon will provide an aggregate $40 million for a Customer Investment Fund to be used across the Pepco and Delmarva Power service territories in Maryland as the PSC deems appropriate for customer benefits, such as bill credits, assistance for low income customers, and energy efficiency measures.

In addition, Exelon shares Pepco and Delmarva Power’s commitment to the local communities it serves. In Maryland, Exelon has committed to provide an annual average of charitable contributions and local community support that exceeds Pepco and Delmarva Power’s 2013 level of $623,000.

Q3:	Should we expect changes to rates?

A3:	There will be no immediate changes in the rates as a result of this transaction. Our rates will continue to be determined by the Maryland PSC. The merger is expected to generate cost savings that will be reflected in rates over time.

Q4:	Will reliability continue to improve?

A4:	Exelon has committed to build on the significant improvements to service reliability that Pepco and Delmarva Power have already achieved for customers in recent years by setting new, more stringent reliability targets. This commitment is intended to result in significant reductions in the frequency and duration of power outages. As part of this commitment, by 2020:

•	Delmarva Power’s outage frequency in its Maryland service territory will not exceed 1.22, representing a nearly 40 percent improvement compared with the 2011-2013 period. Average outage duration will not exceed 118 minutes, representing a more than 53 percent improvement compared with the 2011-2013 period.

•	Pepco’s average outage frequency in its Maryland service territory will not exceed 1.00, representing a 38 percent improvement compared with the 2011-2013 period. Average outage duration will not exceed 101 minutes, representing a nearly 43 percent improvement compared with the 2011-2013 period.

Compliance with these commitments will be based on a three-year historical average (2018-2020) to account for any abnormal weather variability that may occur in a given year. Exelon has offered to be subject to financial penalties if Pepco and Delmarva Power do not meet their targets.

Q5:	Who will lead the new company?

A5:	Exelon President and CEO Chris Crane will remain president and CEO of the combined company. Pepco Holdings Chairman, President and CEO Joseph M. Rigby, who previously announced his planned retirement, will remain in his current roles with Pepco Holdings until the closing of the transaction. In addition, upon the retirement of Joe Rigby at the close of the merger, Dave Velazquez, currently executive vice president, PHI Power Delivery, will become president and chief executive officer of the PHI utilities. Donna Cooper (Pepco) and Gary Stockbridge (Delmarva Power) will also remain with the company in their roles as regional presidents.

Q6:	Will utilities still be managed locally?

A6:	Exelon is headquartered in Chicago. As is the case with Exelon’s utilities (BGE in Baltimore, ComEd in Chicago and PECO in Philadelphia), Pepco will retain its headquarters in Washington, D.C., and Delmarva Power will retain its headquarters in New Castle, Del.

Q7:	Will the new company still be involved in the communities?

A7:	Exelon has committed to provide $50 million over 10 years to charitable organizations and programs in the communities the PHI utilities serve—exceeding PHI’s 2013 funding levels. In Maryland, Exelon has committed to provide an annual average of charitable contributions and local community support that exceeds Pepco and Delmarva Power’s 2013 level of $623,000.

Q8.	What will happen to PHI employees?

A8.	Exelon has committed to no net involuntary merger-related job losses at Pepco, Delmarva Power and Atlantic City Electric for at least two years after the merger, and to honor all collective bargaining agreements. In addition, Exelon will maintain existing operational headquarters for Delmarva Power and Pepco. PHI’s strong commitment to workforce- and supplier-diversity programs will be honored and maintained. In addition, PHI has successfully negotiated contract extensions with all four of the unions representing its utility employees.

As we acknowledged in the initial announcement, there will be overlapping or redundant positions – and therefore some staffing reductions – in corporate or support functions after the transaction closes. It’s too early to provide any specifics as our year-long process of analyzing the organization and designing the future state has just begun.

Q9.	What is ring-fencing?

A9.	Exelon is proposing measures to effectively insulate Pepco and Delmarva Power from potential financial risks of other Exelon businesses; these measures are described in detail in the filing.

Q10.	What other approvals are needed?

A10.	The companies have already made transaction-related filings with the Federal Energy Regulatory Commission, the Delaware Public Service Commission, the Public Service Commission of the District of Columbia, the New Jersey Board of Public Utilities and the Virginia State Corporation Commission. The transaction is also subject to the notification and reporting requirements under the Hart-Scott-Rodino Act and other customary closing conditions. The transaction requires the approval of the stockholders of PHI. Because the Maryland PSC has a statutory 7.5-month time limit on such proceedings, this timeframe allows for the completion of the merger by second or third quarter of 2015.

Q13.	What is the current timing for holding the special meeting of stockholders to approve the merger?

A13.	The PHI shareholder meeting is scheduled for Sept. 23, 2014.

Cautionary Statements Regarding Forward-Looking Information

Except for the historical information contained herein, certain of the matters discussed in this communication constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding benefits of the proposed merger, integration plans and expected synergies, the expected timing of completion of the transaction, anticipated future financial and operating performance and results, including estimates for growth. These statements are based on the current expectations of management of Exelon Corporation (Exelon) and Pepco Holdings, Inc. (PHI), as applicable. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. For example, (1) PHI may be unable to obtain shareholder approval required for the merger; (2) the companies may be unable to obtain regulatory approvals required for the merger, or required regulatory approvals may delay the merger or cause the companies to abandon the merger; (3) conditions to the closing of the merger may not be satisfied; (4) an unsolicited offer of another company to acquire assets or capital stock of Exelon or PHI could interfere with the merger; (5) problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; (6) the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; (7) the merger may involve unexpected costs, unexpected liabilities or unexpected delays, or the effects of purchase accounting may be different from the companies’ expectations; (8) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (9) the businesses of the companies may suffer as a result of uncertainty surrounding the merger; (10) the companies may not realize the values expected to be obtained for properties expected or required to be sold; (11) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and (12) the companies may be adversely affected by other economic, business, and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Discussions of some of these other important factors and assumptions are contained in Exelon’s and PHI’s respective filings with the Securities and Exchange Commission (SEC), and available at the SEC’s website at www.sec.gov, including: (1) Exelon’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 22; (2) Exelon’s Second Quarter 2014 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 15; (3) the definitive proxy statement that PHI filed with the SEC on August 12, 2014 and mailed to its stockholders in connection with the proposed merger; (4) PHI’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 15; and (5) PHI’s Second Quarter 2014 Quarterly Report on Form 10-Q in (a) PART I, ITEM 1. Financial Statements, (b) PART I, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) PART II, ITEM 1A. Risk Factors. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Neither Exelon nor PHI undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication. New factors emerge from time to time, and it is not possible for Exelon or PHI to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on Exelon’s or PHI’s respective businesses or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any specific factors that may be provided should not be construed as exhaustive.